ARTICLES OF INCORPORATION

                                       OF

                               LIBERTY MINT, LTD.

         THE UNDERSIGNED, having associated ourselves together for the purpose of forming a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these Articles of Incorporation, in writing, and we do hereby certify:

                                    ARTICLE I

                                      NAME

         The name of this Corporation shall be:  Liberty Mint, Ltd.

                                   ARTICLE II

                                     PURPOSE

         The purpose for which said Corporation is formed and the nature of the objects proposed to be transacted and carried on by it is to engage in any and all other lawful activity, as provided by the laws of the State of Nevada.

                                   ARTICLE III
                                  CAPITAL STOCK

         The authorized amount of Capital Stock of the Corporation shall be Fifty Million (50,000,000) shares of Common Stock at $.001 par value per share, there shall also be Ten Million (10,000,000) shares of Preferred Stock at $.001 par value per share, which shares shall be issued at the discretion of the Board of Directors. The Capital Stock may be increased or

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decreased from time to time in accordance with the provisions of the laws of the
State of Nevada.

                                   ARTICLE IV
                                 GOVERNING BOARD

         The members of the Governing Board of the Corporation are styled Directors. The initial board of directors shall consist of five (5) members. The names and post office addresses of the First Board of Directors are as follows:

                                 FIRST BOARD OF DIRECTORS

         NAME                                ADDRESS

         William C. Schmidt                  88 NE 5th Ave
                                             Del Ray Beach, Florida 33483

         John Pennington                     88 NE 5th Ave
                                             Del Ray Beach, Florida 33483

         Robert Joyce                        3255 Sunset Blvd. #2200
                                             Hollywood, California 90028

         Daniel Southwick                    651 Columbia Avenue
                                             Provo, Utah 84604

         Creed Law                           P.O. Box 575
                                             Jackson Hole, Wyoming 83001


                                   ARTICLE V

                                  INCORPORATOR

         The name and address of the incorporator signing these Articles of Incorporation, who is above the age of eighteen (18) years, is as follows:



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         NAME                            ADDRESS

         Cletha A. Walstrand             136 East South Temple, Suite 1700-A
                                         Salt Lake City, Utah 84111


                                   ARTICLE VI
                                 RESIDENT AGENT


         The name and address of the Resident Agent is as follows:

         NAME                            ADDRESS

         Gateway Enterprises, Inc.       3230 East Flamingo Road, Suite 156
                                         Las Vegas, Nevada 89121


and Gateway Enterprises, Inc., does hereby certify that on the _24th__ day of May, 1999, they accepted the appointment as Resident Agent of the Corporation in accordance with Section 78.090, N.R.S.
                                   /s/
                                   -------------------------------------

                                   ARTICLE VII

                                 INDEMNIFICATION

         No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation

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of law, or (ii) the payment of dividends  in violation of Section  78.300 of the
Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                                  ARTICLE VIII

                              CONTROLLING INTEREST

         The provisions of NRS 78.378 to 78.3793, inclusive shall not be applicable to any acquisition of a controlling interest in the Corporation.

         IN WITNESS WHEREOF, I have hereunto subscribed my name this 21st day of May, 1999.
                                              /s/
                                             -----------------------------------
                                             Cletha A. Walstrand

State of Utah       )
                    ):ss.
County of Salt Lake )


         On the 21st day of May, 1999, personally appeared before me, a notary public (or judge or other authorized person, as the case may be), duly commissioned and sworn, Cletha A. Walstrand, personally known or proven to me on the basis of satisfactory evidence to be the person whose name is subscribed to the foregoing instrument and who acknowledged that she executed the instrument.

         IN WITNESS WHEREOF, I have executed this notary and affixed my official seal.

                                        NOTARY SEAL
   /s/
-----------------------------------
NOTARY PUBLIC

My Commission Expires:__4-19-2001__



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